Exhibit 99.1

        Cornerstone Realty Reports Second Quarter 2004 Results

     RICHMOND, Va.--(BUSINESS WIRE)--Aug. 4, 2004--Cornerstone Realty Income Trust, Inc. (NYSE: TCR) today reported operating results for the second quarter and first six months ended June 30, 2004.
    Funds From Operations ("FFO") for the second quarter ended June 30, 2004 were $12.0 million, or $0.21 per common share basic and diluted, compared with $10.6 million, or $0.20 per common share basic and diluted, in the second quarter of 2003. FFO for the first six months of 2004 was $23.9 million, or $0.41 per common share basic and diluted, before severance and other organizational costs incurred in the first quarter of 2004. Including these costs, FFO for the first six months of 2004 was $23.1 million, or $0.40 per common share basic and diluted, compared with $21.1 million, or $0.40 per common share basic and diluted, last year. Net loss available to common shareholders for the second quarter ended June 30, 2004 was $1.7 million, or $0.03 per common share basic and diluted, compared with a net loss available to common shareholders of $2.3 million, or $0.04 per common share basic and diluted, in the second quarter of 2003. For the first six months of 2004, net loss available to common shareholders was $4.6 million, or $0.08 per common share basic and diluted, compared with a net loss available to common shareholders of $2.1 million, or $0.04 per common share basic and diluted, in the first half of 2003.
    FFO is the generally accepted measure of operating performance for a real estate investment trust (REIT). A reconciliation of net income to FFO is included in the Operating Results table at the end of this news release.
    In the second quarter of 2004, total revenues were $45.8 million compared with $42.0 million last year. Average physical occupancy in the second quarter of 2004 was 94% compared with 91% a year ago, and the average rent per unit in the second quarter of this year was $665 compared with $675 last year. In the first six months of 2004, total revenues were $90.2 million compared with $82.0 million a year ago. Average physical occupancy in the first six months of 2004 was 93% compared with 91% a year ago, and the average rent per unit for the first six months of 2004 was $665 compared with $676 last year.
    Commenting on the second quarter and year-to-date results, Glade
M. Knight, chairman and chief executive officer, said: "In the second quarter, we achieved higher occupancy, an increase in same-community net operating income, and higher FFO compared with last year. We believe this reflects a continued strengthening of operations throughout our portfolio. Dallas/Ft. Worth, however, continues to be a challenging market as rental rates are still eroding, although at a much lower rate than in previous quarters. We also are experiencing what we believe is a temporary decline in occupancy and revenues in one of our other major markets, Raleigh/Durham, but since quarter end we have begun to see an overall improvement in that market.
    "In general, we are pleased with our results year to date and believe that the balance of the year will continue to show improved performance compared with last year. For some time we have said that we believe 2005 will be a strong year for Cornerstone and the apartment industry in general, and through the rest of this year we will continue to work to fully capitalize on the expected upturn in our industry," Knight said.

    Comparable Property Operations

    At the end of the second quarter of 2004, Cornerstone's "same-community" portfolio consisted of 79 stabilized apartment communities containing 20,961 apartment homes that the company owned since January 1, 2003, representing approximately 90% of Cornerstone's 23,329 units owned on June 30, 2004. For the second quarter of 2004, same-community property operating income (rental income less property operating expenses) increased 2% compared with the second quarter of last year. Second quarter 2004 rental income increased 1% and expenses increased 1% compared with the second quarter of 2003. For the first six months of 2004, same-community property operating income was flat compared with the first six months of 2003. Rental income in the first six months of 2004 was flat and expenses increased 1% compared with the first six months of last year.
    Comparable property operations is a measure Cornerstone uses to evaluate performance and is not deemed to be an alternative to net income as determined in accordance with generally accepted accounting principles. In addition, this measure as calculated by Cornerstone may not be comparable to similarly entitled measures of other companies.

    Joint Venture and Property Management Agreement

    On July 22, 2004 Cornerstone entered into a joint venture with Sterling American Property Inc. of Great Neck, N.Y. The joint venture has acquired Cornerstone's two apartment communities in Columbia, S.C. for approximately $16.9 million. The Columbia properties, Stone Ridge Apartments and The Arbors at Windsor Lake Apartments, have a total of 419 units. Cornerstone has a 10% interest in the joint venture, and the company will continue to manage the two communities.

    Dividends

    A quarterly dividend of $0.20 per share was paid on July 20, 2004 to common shareholders of record on June 30, 2004. The company also paid a quarterly dividend of $0.5938 per share on July 20, 2004 to record holders of its Series A Convertible Preferred Shares on June 30, 2004.

    Conference Call and Webcast

    Cornerstone will hold a live conference call and webcast tomorrow August 5, 2004, at 10:00 a.m. EDT to review second quarter and year-to-date results. Individual investors can access the live webcast by visiting the Investor Relations page of the company's Web site at www.cornerstonereit.com. Investment professionals and media should call the company's Investor Relations department at (804) 643-1761 for further information on participating in the conference call. A replay of the conference call and webcast will be available on the company's Web site shortly after completion of the live event.

    Supplemental Information

    Additional operational and financial information for the second quarter and year-to-date periods is available in the Investor
Relations section of Cornerstone's Web site at www.cornerstonereit.com.

    Forward Looking Statements

    Certain statements contained herein constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from results expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the ability to obtain property financing, unanticipated adverse business developments affecting the company, adverse changes in the real estate markets, and local as well as general economic and competitive factors. There is no assurance that planned events or results will be achieved. In addition, the timing and level of distributions to common shareholders are within the discretion of the company's board of directors. The company on a regular basis considers what level of distributions to common shareholders is appropriate.

    Corporate Profile

    Cornerstone Realty Income Trust, Inc. (NYSE:TCR) is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently Cornerstone owns 87 apartment communities with 22,910 units, a third-party property management business, apartment land under development, and ownership interests in four real estate joint ventures. Cornerstone is headquartered in Richmond, Virginia and its common stock trades on the New York Stock Exchange under the symbol "TCR." For more information about Cornerstone, visit the company's web site at www.cornerstonereit.com.


CORNERSTONE REALTY INCOME TRUST,
               INC.
        OPERATING RESULTS
 In Thousands Except Per Share        Three Months       Six Months
             Amounts                     Ended             Ended
                                        June 30           June 30

                                     2004     2003      2004     2003
--------------------------------- -------- --------- -------- --------
Revenues
  Rental Income                  $ 43,276 $ 39,644  $ 85,753 $ 78,011
  Other Property Income             2,479    2,374     4,434    4,005
                                  -------- --------  -------- --------
Total Revenues                     45,755   42,018    90,187   82,016

Expenses
  Property and Maintenance         13,455   12,421    25,854   23,755
  Taxes and Insurance               6,260    5,694    12,579   11,208
  Property Management               1,283    1,008     2,527    1,996
  General and Administrative        1,097      871     2,083    1,684
  Depreciation and Amortization
   of Real Estate Assets           13,721   12,883    27,669   24,926
  Severance Costs and Other
   Organizational Charges               -        -       760        -
  Other Depreciation                    5        5        11       11
  Other                                95       52       178      151
                                  -------- --------  -------- --------
Total Expenses                     35,916   32,934    71,661   63,731

Income Before Interest Income
 (Expense)                          9,839    9,084    18,526   18,285
  Interest Income                      35       56        63       62
  Interest Expense                (11,600) (11,417)  (23,142) (22,332)
                                  -------- --------  -------- --------
Loss before Gains on Sales of
 Investments and Minority
 Interest of Unit Holders in
 Operating Partnership             (1,726)  (2,277)   (4,553)  (3,985)
Minority Interest of Unit Holders
 in Operating Partnership              54       74       143       86
                                  -------- --------  -------- --------
Loss from Continuing Operations    (1,672)  (2,203)   (4,410)  (3,899)

Discontinued Operations
  Loss from Discontinued
   Operations                           -      (18)        -       (7)
  Gain (Loss) on Sales of
   Investments                          -       (9)        -    1,962
                                  -------- --------  -------- --------
Net Loss                         $ (1,672)$ (2,230) $ (4,410)$ (1,944)
                                  ======== ========  ======== ========
Distributions to Preferred
 Shareholders                         (75)     (75)     (151)    (151)

Net Loss Available to Common
 Shareholders                    $ (1,747)$ (2,305) $ (4,561)$ (2,095)
                                  ======== ========  ======== ========

Funds From Operations
Net Loss Available to Common
 Shareholders                    $ (1,747)$ (2,305) $ (4,561)$ (2,095)
Adjustments:
  Distributions to Preferred
   Shareholders                        75       75       151      151
  Minority Interest of Unit
   Holders in Operating
   Partnership                        (54)     (74)     (143)     (86)
  Gain on Sales of Investments          -        9         -   (1,962)
  Depreciation from Discontinued
   Operations                           -        -         -      162
  Depreciation and Amortization
   of Real Estate Assets           13,721   12,883    27,669   24,926
                                  -------- --------  -------- --------
Funds From Operations            $ 11,995 $ 10,588  $ 23,116 $ 21,096
                                  ======== ========  ======== ========
Per Share
  Weighted Average Common and
   Preferred Shares and
  Operating Partnership Units --
   Diluted                         58,002   53,346    57,821   52,231
  Funds From Operations Per Share
   -- Basic and Diluted          $   0.21 $   0.20  $   0.40 $   0.40
  Common Share Distributions     $   0.20 $   0.20  $   0.40 $   0.48
  Net Loss from Continuing
   Operations -- Basic and
    Diluted                      $  (0.03)$  (0.04) $  (0.08)$  (0.08)
  Net (Loss) Income from
   Discontinued Operations --
    Basic and Diluted            $      - $      -  $      - $   0.04
  Net Loss Available to Common
   Shareholders -- Basic
    and Diluted                  $  (0.03)$  (0.04) $  (0.08)$  (0.04)
  Weighted Average Common Shares
   -- Basic and Diluted            55,993   51,439    55,813   50,136



    CORNERSTONE REALTY INCOME TRUST, INC.
              BALANCE SHEET DATA                 June 30,    Dec. 31,
    In Thousands Except Per Share Amounts         2004         2003
----------------------------------------------- ----------- ----------
Assets
----------------------------------------------
Investment in Rental Property
  Land                                         $  161,299  $  160,192
  Building and Property Improvements            1,118,748   1,103,043
  Furniture and Fixtures and Other                 40,403      38,735
  Real Estate Under Development                     8,994       5,450
                                                ----------  ----------

                                                1,329,444   1,307,420
  Less Accumulated Depreciation                  (251,864)   (224,535)
                                                ----------  ----------

                                                1,077,580   1,082,885
                                                ----------  ----------

Cash and Cash Equivalents                           1,821       1,393
Prepaid Expenses                                    3,823       5,334
Deferred Financing Costs, Net                       5,813       5,924
Investment in Real Estate Joint Ventures            4,026       2,649
Other Assets                                       27,008      26,257
                                                ----------  ----------

                 Total Assets                  $1,120,071  $1,124,442
                                                ==========  ==========

----------------------------------------------------------------------

Liabilities and Shareholders' Equity
----------------------------------------------
Liabilities
  Notes Payable-Secured                        $  818,104  $  801,754
  Distributions Payable                                76          76
  Accounts Payable and Accrued Expenses            17,203      14,950
  Rents Received in Advance                           510         884
  Tenant Security Deposits                          2,090       1,889
                                                ----------  ----------

              Total Liabilities                   837,983     819,553

Minority Interest of Unit Holders in Operating
 Partnership                                       18,201      18,884

Shareholders' Equity
  Preferred Stock, No Par Value, Authorized
   25,000 Shares; $25 Liquidation Preference, Series
   A Cumulative Convertible Redeemable; Issued and
   Outstanding 127 Shares                           2,680       2,680
  Common Stock, No Par Value, Authorized
    100,000 Shares; Issued and Outstanding
    56,073 Shares and 55,534 Shares,
    Respectively                                  543,468     538,969

  Deferred Compensation                              (271)       (456)
  Distributions Greater Than Net Income          (281,990)   (255,188)
                                                ----------  ----------

      Total Shareholders' Equity                  263,887     286,005
                                                ----------  ----------

  Total Liabilities and Shareholders' Equity   $1,120,071  $1,124,442
                                                ==========  ==========



    CONTACT: Cornerstone Realty Income Trust, Inc.
             Mark M. Murphy, 804-643-1761, ext. 231